Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-170022 and 333-184983) of Rare Element Resources Ltd. (the “Company”) of our report dated March 29, 2016 with respect to the consolidated balance sheet of the Company as of December 31, 2015 and December 31, 2014, and the consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows of the Company for the years then ended, which report appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ EKS&H LLLP

EKS&H, LLLP

March 29, 2016

Denver, Colorado

 = 11,  = "1"  1) 1 = 1  4093772.1